Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Form S-8 Nos. 333-223280, 333-216352, 333-210175, 333-203842 and 333-194016) of our report dated October 24, 2019, relating to the Statement of Assets Acquired and Liabilities Assumed and related notes of New Aera, Inc., as of August 9, 2019 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the basis of presentation), appearing in the Current Report on Form 8-K/A of Inogen, Inc.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

October 24, 2019